Exhibit 10.1	Agreement No. 980804

EXCLUSIVE LICENSE AGREEMENT
TABLE OF CONTENTS
Section 1.	Definitions
Section 2.	Grant
Section 3.	Consideration
Section 4.	Certain Warranties of UFRF
Section 5.	Record keeping
Section 6.	Patent Prosecution
Section 7.	Term and Termination
Section 8.	Assignability
Section 9.	Enforcement
Section 10.	Product Liability; Conduct of Business
Section 11.	Use of Names
Section 12.	Miscellaneous
Section 13.	Notices
Section 14.	Contract Formation and Authority
Section 15.	United States Government Interests
Appendix A	Development Plan
Appendix B	Development Report
Appendix C	Royalty Report
Appendix D	Equity Agreement

This Agreement is made effective the 4th of August, 1998, (the "Effective Date") by and between the University of Florida Research Foundation, Inc. (hereinafter called"UFRF"), a nonstock, nonprofit Florida corporation, and OraGen, Inc. (hereinafter called "Licensee"), a corporation organized and existing under the laws of Florida;

WHEREAS, UFRF owns certain inventions that are described in the "Licensed Patents" defined below, and UFRF is willing to grant a license to Licensee under any one or all of the Licensed Patents and Licensee desires a license under all of them;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, the parties covenant and agree as follows:

Section 1. Definitions.

1.1.   "Licensed Patents" shall refer to and mean all of the following UFRF intellectual property:

1.1.1.   the United States Patent Number 5,607,672 entitled "Replacement Therapy for Dental Caries," filed in the United States Patent Office on June 7, 1995 and made effective on March 4, 1997, and all United States patents and foreign patents and patent applications based on this U.S. applications;

1.1.2.   all divisionals and continuations both U.S. and foreign; and

1.1.3.   any reissues or re-examinations of patents described in 1.1.1 or 1.1.2 above.

1.2.   "Licensed Product" and "Licensed Process" shall mean:

1.2.1.   In the case of a Licensed Product, any product or part thereof developed by or on behalf of Licensee which:

1.2.1.1.   is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which any product is made, used or sold; or

1.2.1.2.   is manufactured by using a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which any such process is used or in which any such product is used or sold.

1.2.2.   In the case of a Licensed Process, any process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in the Licensed Patents in any country in which such process is practiced.

1.3.   "Selling Price" shall mean, in the case of Licensed Products and/or Licensed Processes that are sold, the invoice price of Products in a form suitable for sale to the retail customer of the Licensed Products and/or Licensed Processes less any outbound transportation costs paid or allowed; allowances and credits because of returns, or sales taxes.

1.4.   "Development Costs" shall include direct costs paid by OraGen for formulation, packaging and process development, and stability testing, and for studies covering efficacy and safety evaluation, as well as for preparation and pursuit of new drug regulatory approval. When appropriate, equipment, labor, overhead and administration expenses will be pro-rated as a percentage of all projects under development, as allocated according to generally accepted accounting principles.

1.5.   "Development Plan" shall mean a written report summarizing the development activities that are to be undertaken by the Licensee to bring Licensed Products to the market. The Development Plan is attached as Appendix A.

1.6.   "Development Report" shall mean a written account of Licensee's progress under the Development Plan having at least the information specified on Appendix B to this Agreement, and shall be sent to the address specified on Appendix B.

1.7.   "Licensed Field" shall be limited to the field of healthcare and food.

1.8.   "Licensed Territory" shall be worldwide.

Section 2. Grant.

2.1.   License.

UFRF hereby grants to Licensee an exclusive license, limited to the Licensed Field and the Licensed Territory, under the Licensed Patents to make, use and sell Licensed Products and/or Licensed Processes UFRF reserves to itself and the University of Florida the right to make, use and sell Licensed Products and/or Licensed Processes under the Licensed Patents for research purposes, including research for any sponsors.

2.2.   Sublicense

2.2.1.   Licensee may grant written, nonexclusive Sublicenses to third parties. Any agreement granting a Sublicense shall state that the Sublicense is subject to the termination of this Agreement. Licensee shall have the same responsibility for the activities of any Sublicensee as if the activities were directly those of Licensee.

2.2.2.   In respect to Sublicenses granted by Licensee under Section 2.2.1, Licensee shall pay to UFRF an amount equal to what Licensee would have been required to pay to UFRF had Licensee sold the amount of Licensed Products sold by such Sublicensee. In addition, if Licensee receives any fees, minimum royalties, or other payments in consideration for any rights granted under a Sublicense, and such payments are not based directly upon the amount or value of Licensed Products sold by the Sublicensee, Licensee shall pay UFRF a percentage of such payments. Licensee shall be permitted to deduct from such payments received from Sublicensees any Development Costs that are incurred by Licensee. Licensee shall pay UFRF a percentage of the net amount remaining after such deduction according to the formula below and in the manner specified in Section 3.6.

(a)   UFRF, will receive Twenty-Five Percent (25%) of such payments if the net amount received by Licensee is tip to Five Hundred Thousand Dollars ($500,000);

(b)   UFRF will receive Thirty Percent (30%) of payments received by Licensee if the net amount received is in excess of Five Hundred Thousand Dollars ($500,000) and does not exceed One Million Dollars ($1,000,000);

(c)   UFRF will receive Thirty-Five Percent (35%) of payments received by Licensee if the net amount received is in excess of One Million Dollars ($1,000,000) and does not exceed Ten Million Dollars ($10,000,000); and

(d)   UFRF will receive Fifty Percent (50%) of payments received by Licensee if the net amount received is in excess of Ten Million Dollars ($10,000,000).

Licensee shall not receive from Sublicensees anything of value in lieu of cash payments in consideration for any Sublicense under this Agreement without the express prior written permission of UFRF.

2.2.3.   Licensee agrees to forward to UFRF a copy of each fully executed sublicense agreement postmarked within thirty (30) days of the execution of such agreement.

2.3.   License to UFRF.

To the extent permitted by applicable law, Licensee hereby grants and shall require its Sublicensee(s) to grant UFRF an option to obtain a nonexclusive, royalty-free, irrevocable, paid-up license, with the right to grant sublicenses, for research purposes only, under any and all inventions hereafter made or acquired by Licensee (or its Sublicensee(s)) to the extent any such inventions are Improvements. "Improvements" shall mean any modification of an invention described in Licensed Patents which, if unlicensed, would infringe one or more claims of the Licensed Patents. Licensee shall provide UFRF with a written, enabling disclosure of each such invention (such as a U.S. patent application), unambiguously identifying it as an invention governed by this paragraph, within six (6) months of filing a patent application thereon. If UFRF does not exercise its option to receive, a license thereunder within sixty days of the date of the disclosure, its option under this paragraph shall be deemed terminated, but only with respect to the invention so disclosed.

Section 3. Consideration.

3.1.   Development.

3.1.1.   Licensee agrees to and warrants that: it has, or will obtain, the expertise necessary to independently evaluate the inventions of the Licensed Patents; it will establish and actively and diligently pursue the Development Plan (see Appendix A) to the end that the inventions of the Licensed Patents will be utilized to provide Licensed Products and/or Licensed Processes for sale in the retail market within the Licensed Field; and within one month following the end of each quarter ending on March 31, June 30, September 30 and December 31 and until the date of first commercial sale of Licensed Products, it will supply UFRF with a written Development Report (see Appendix B). All development activities and strategies and all aspects of product design and decisions to market and the like are entirely at the discretion of Licensee, and Licensee shall rely entirely on its own expertise with respect thereto. UFRF's review of Licensee's Development Plan is solely to verify the existence of Licensee's commitment to development activity and to ensure compliance with Licensee's obligations to commercialize the inventions of the Licensed Patents, as set forth above. Licensee's Development Plan will be treated as confidential information, and will not be shared with a third party without a written permission from Licensee.

3.1.2.   Licensee agrees that the first commercial sale of products to the retail customer shall occur on or before eight (8) years or this Agreement shall terminate pursuant to Section 7.3 hereto.

3.2.   Due Diligence.

Licensee shall use its best efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the patent Rights to attain maximum commercialization of Licensed Products or Licensed Processes.

In addition, Licensee shall adhere to the following milestones:

(a)   Licensee shall complete Phase I Clinical Studies utilizing Licensed Products or Licensed Processes before July of 2000.

(b)   Licensee shall complete Phase II and Phase III Clinical Studies utilizing Licensed Products or Licensed Processes before January of 2003.

(c)   Licensee shall submit a New Drug Application utilizing Licensed Products or Licensed Processes to the FDA before May of 2003.

3.3.   License Issue Fee.

Licensee shall pay to UFRF, as consideration for the license granted herein, shares of Licensee's stock equivalent to ten percent (10%) equity in the company in accordance with the Equity Agreement attached as Appendix D.

3.4.   Royalty.

(a)   In addition to the Section 3.3. License Issue Fee, Licensee agrees to pay to UFRF as earned royalties a royalty calculated as a percentage of the Selling Price in accordance with the terms and conditions of this Agreement. The royalty is deemed earned as of the earlier of the date the Licensed Product and/or Licensed Process is actually sold and paid for or the date an invoice is sent by Licensee or its Sublicensee(s). The royalty shall remain fixed while this Agreement is in effect at a rate of five percent (5%) of the Selling Price.

(b)   In addition, if Licensee receives any fees, royalties, or other payments inconsideration for the sale or other transfer of Licensed Products and/or Licensed Processes, then Licensee shall pay UFRF fifty percent (50%) of such payments in the manner specified in Section 3.6. Licensee shall not receive from customers anything of value in lieu of cash payments in consideration for the sale or other transfer of Licensed Products and/or Licensed Processes under this Agreement without the express prior written permission of UFRF.

3.5.   Other Payments.

Licensee agrees to pay UFRF Minimum Royalty payments of Fifty Thousand Dollars ($50,000) on December 31, 2005 and every year thereafter on the same date, for the life of this Agreement.

The Minimum Royalty shall be paid in advance on a quarterly basis for each year in which this Agreement is in effect. The Minimum Royalty for a given year shall be due in advance and shall be paid in quarterly installments on December 31, March 31, June 30 and September 30, for the following quarter. Any Minimum Royalty paid in a calendar year will be credited against the earned royalties for that calendar year. It is understood that the Minimum Royalties will be applied to earned royalties on a calendar year basis, and that sales of Licensed Products and/or Licensed Processes requiring the payment of earned royalties made during a prior or subsequent calendar year shall have no effect on the annual Minimum Royalty due UFRF for other than the same calendar year in which the royalties were earned.

3.6.   Accounting Payments.

3.6.1.   Amounts owing to UFRF under Sections 2.2 and 3.4 shall be paid on a quarterly basis after the amount of Minimum Royalties paid is exceeded, with such amounts due and received by UFRF on or before the thirtieth day following the end of the calendar quarter ending on March 31, June 30, September 30 or December 31 in which such amounts were earned. The balance of any amounts which remain unpaid more than thirty (30) days after they are due to UFRF shall accrue interest until paid at the rate of the lesser of one and one-half percent (1.5%) per month or the maximum amount allowed under applicable law. However, in no event shall this interest provision be construed as a grant of permission for any payment delays.

3.6.2.   Except as otherwise directed, all amounts owing to UFRF under this Agreement shall be paid in U.S. dollars to UFRF at the address provided in Section 13.1. All royalties owing with respect to Selling Prices stated in currencies other than U.S. dollars shall be converted at the rate shown in the Federal Reserve Noon Valuation - Value of Foreign Currencies on the day preceding the payment.

3.6.3.   A full accounting showing how any amounts payable to UFRF under Sections 2.2 and 3.4 have been calculated shall be submitted to UFRF on the date of each such payment. Such accounting shall be on a per-country and product line, model or trade name basis and shall be summarized on the form shown in Appendix C of this Agreement. In the event no payment is owed to UFRF because the amount of Minimum Royalties paid has not been exceeded or otherwise, an accounting demonstrating that fact shall be supplied to UFRF.

Section 4. Certain Warranties of UFRF.

4.1.   UFRF warrants that, except as otherwise provided under Section 15 of this Agreement with respect to U.S. Government interests, it is the owner of the Licensed Patents or otherwise has the right to grant the licenses granted to Licensee in this Agreement. However, nothing in this Agreement shall be construed as:

4.1.1.   a warranty or representation by UFRF as to the validity or scope of any right included in the Licensed Patents;

4.1.2.   a warranty or representation that anything made, used, sold or otherwise disposed of under the license granted in this Agreement will or will not infringe patents of third parties;

4.1.3.   an obligation to bring or prosecute actions or suits against third parties for infringement of Licensed Patents;

4.1.4.   an obligation to furnish any know-how not provided in Licensed Patents or any services other than those specified in this Agreement; or

4.1.5.   a warranty, or representation by UFRF that it will not grant licenses to others to make, use or sell products not covered by the claims of the Licensed Patents which may be similar and/or compete with products made or sold by Licensee or its Sublicensee(s).

4.2.   UFRF MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO USE, SALE, OR OTHER DISPOSITION BY LICENSEE, ITS SUBLICENSEE(S) OR THEIR VENDEES OR OTHER TRANSFEREES OF PRODUCT INCORPORATING OR MADE BY USE OF INVENTIONS LICENSED UNDER THIS AGREEMENT.

Section 5. Record keeping.

5.1.   Licensee and its Sublicensce(s) shall keep books and records sufficient to verify the accuracy and completeness of Licensee's and its Sublicensee(s)'s accounting referred to above, including without limitation inventory, purchase and invoice records, manufacturing records, sales analysis, general ledgers, financial statements, and tax returns relating to the Licensed Products and/or Licensed Processes. Such books and records shall be preserved for a period not less than six years after they are created, both during and after the term of this Agreement.

5.2.   Licensee and its Sublicensee(s) shall take all steps necessary so that UFRF may, within thirty (30) days of its request, review and copy all of the books and records at a single U.S. location to verify the accuracy of Licensee's and its Sublicensee(s)'s accounting. Such review may be performed by any authorized employee of UFRF as well as by any attorney or registered CPA designated by UFRF, upon reasonable notice and during regular business hours.

5.3.   If a royalty payment deficiency is determined, Licensee and its Sublicensee(s) shall pay the royalty deficiency outstanding within thirty (30) days of receiving written notice thereof, plus interest on outstanding amounts as described in Section 3.6.1.

5.4.   If a royalty payment deficiency for a calendar year exceeds five percent (5%) of the royalties paid for that year, then Licensee and its Sublicensee(s) shall be responsible for paying UFRF's out-of-pocket expenses incurred with respect to such review.

Section 6. Patent Prosecution.

6.1.   UFRF shall diligently prosecute and maintain the Licensed Patents using counsel of its choice. UFRF shall provide Licensee with copies of relevant documentation so that Licensee may be informed and apprised of the continuing prosecution of Licensed Patents, and Licensee agrees to keep such information confidential.

6.2   UFRF shall be responsible for and pay all past and future costs and expenses incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents up to an aggregate total of One Hundred Fifty Thousand Dollars ($150,000). Licensee shall be responsible for and pay all expenses incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents in excess of One Hundred Fifty Thousand Dollars ($150,000). Such payments shall be made by Licensee within thirty (30) days of receipt of an invoice from UFRF. It shall be the responsibility of Licensee to keep UFRF fully apprised of the "small entity" status of Licensee with respect to the U.S. patent laws and with respect to the patent laws of any other countries, if applicable, and to inform UFRF of any changes in such status, within thirty days of any such change. In the event that Licensee sublicenses Licensed Patents, Licensee agrees to negotiate in good faith with such Sublicensee, to obtain reimbursment for UFRF of all past and future costs and expenses incurred by UFRF for the preparation, filing, prosecution, issuance, and maintenance of the Licensed Patents.

Section 7. Term and Termination.

7.1.   The term of this license shall begin on the Effective Date of this Agreement and continue until the earlier of the date that no Licensed Patent remains an enforceable patent or the payment of earned royalties under Section 3.4., once begun, ceases for more than three (3) calendar quarters. Licensee and any Sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that Licensee shall make the payments to UFRF as required by Section 3.4. and Section 2.2.2. of this Agreement and shall submit the reports required by Appendix C hereof.

7.2.   Licensee may terminate this Agreement at any time by giving at least ninety (90) days written and unambiguous notice of such termination to UFRF. Such a notice shall be accompanied by a statement of the reasons for termination.

7.3.   UFRF may terminate this Agreement by giving Licensee at least ninety (90) days written notice if the date of first commercial sale does not occur on or before the date specified in Section 3.1.2. However, if a New Drug Application has been filed prior to the above date, and government regulatory approval has not yet been granted, then the Date of First Commercial Sale must occur within six (6) months after receipt of such regulatory approval.

7.4.   If Licensee at any time defaults in the timely payment of any monies due to UFRF or the timely submission to UFRF of any Development Report, fails to actively pursue the Development Plan, or commits any breach of any other covenant herein contained, and Licensee fails to remedy any such breach or default within ninety (90) days after written notice thereof by UFRF, UFRF may, at its option, terminate this Agreement by giving thirty (30) days notice of termination to Licensee.

7.5.   UFRF may terminate this Agreement upon the occurrence of the third separate default by Licensee within any consecutive three-year period for failure to pay royalties when due.

7.6.   Upon the termination of this Agreement, Licensee shall remain obligated to provide an accounting for and to pay royalties earned tip to the date of the termination.

Section 8. Assignability.

This Agreement may not be transferred or assigned by Licensee except with the prior written consent of UFRF.

Section 9. Enforcement.

UFRF intends to protect Licensed Patents against infringers or otherwise act to eliminate infringement when, in UFRF's sole judgment, such action may be reasonably necessary, proper, and justified. In the event that Licensee believes there is infringement of any Licensed Patent under this Agreement which is to Licensee's substantial detriment, Licensee shall provide UFRF with notification and reasonable evidence of such infringement.

Section 10. Product Liability; Conduct of Business.

10.1.   Licensee and its Sublicensee(s) shall, at all times during the term of this Agreement and thereafter, indemnify, defend and bold UFRF, the University of Florida, and the inventors of the Licensed Patents harmless against all claims and expenses, including legal expenses and reasonable attorneys fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever (other than patent infringement claims) resulting from the production, manufacture, sale, use, lease, consumption or advertisement of Licensed Products arising from any right or obligation of Licensee or any Sublicensee hereunder. Notwithstanding the above, UFRF at all times reserves the right to retain counsel of its own to defend UFRF's, the University of Florida's, and the inventor's interests.

10.2.   Licensee warrants that it now maintains and will continue to maintain liability insurance coverage appropriate to the risk involved in marketing the products subject to this Agreement and that such insurance coverage lists UFRF, the University of Florida, and the inventors of the Licensed Patents as additional insureds. Within ninety (90) days after the execution of this Agreement and thereafter annually between January 1 and January 31 of each year, Licensee will present evidence to UFRF, that the coverage is being maintained with UFRF, the University of Florida, and its inventors listed as additional insureds. In addition, Licensee shall provide UFRF with at least thirty (30) days prior written notice of any change in or cancellation of the insurance coverage.

Section 11. Use of Names.

Licensee and its Sublicensee(s) shall not use UFRF's name, the name of any inventor of Licensed Patents governed by this Agreement, or the name of the University of Florida in any sales promotion, advertising, or any other form of publicity without the prior written approval of UFRF.

Section 12. Miscellaneous.

12.1.   This Agreement shall be construed in accordance with the internal laws of the State of Florida. If any provisions of this Agreement are or shall come into conflict with the laws or regulations of any jurisdiction or any governmental entity having jurisdiction over the parties or this Agreement, those provisions shall be deemed automatically deleted, if such deletion is allowed by relevant law, and the remaining terms and conditions of this Agreement shall remain in full force and effect. If such a deletion is not so allowed or if such a deletion leaves terms thereby made clearly illogical or inappropriate in effect, the parties agree to substitute new terms as similar in effect to the present terms of this Agreement as may be allowed under the applicable laws and regulations. The parties hereto are independent contractors and not joint venturers or partners.

12.2.   Licensee shall insure that it and its Sublicensee(s) apply patent markings that meet all requirements of U.S. law, 35 U.S.C. '287, with respect to all Licensed Products subject to this Agreement.

12.3.   This Agreement constitutes the full understanding between the parties with reference to the subject matter hereof, and no statements or agreements by or between the parties, whether orally or in writing, except as provided for elsewhere in this Section 12, made prior to or at the signing hereof, shall vary or modify the written terms of this Agreement. Neither party shall claim any amendment, modification, or release from any provisions of this Agreement by mutual agreement, acknowledgment, or otherwise, unless such mutual agreement is in writing, signed by the other party, and specifically states that it is an amendment to this Agreement.

12.4.   In the event Licensee contests the validity of any Licensed Patent, Licensee shall continue to pay royalties with respect to that patent as if such contest were not underway until the patent is adjudicated invalid or unenforceable by a court of last resort.

12.5.   Licensee shall not encumber or otherwise grant a security interest in any of the rights granted hereunder to any third party.

Section 13. Notices.

Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and shall be deemed to have been given at the earlier of the time when actually received as a consequence of any effective method of delivery, including but not limited to hand delivery, transmission by telecopier, addressed to the party for whom intended at the address below or at such changed address as the party shall have specified by written notice, provided that any notice of change of address shall be effective only upon actual receipt.

13.1.  University of Florida Research Foundation, Inc.
          Attn: Managing Director
          223 Grinter Hall
          Gainesville, FL 32611

with a copy to:

Office of Technology Licensing
Attn: Director
1938 W. University Avenue
Gainesville, Florida 32603

13.2.  OraGen, Inc.
          Attn: President
          6424 SW 26th Place
          Gainesville, FL 32608

Section 14. Contract Formation and Authority.

14.1.   No agreement between the parties shall exist unless the duly authorized representative of Licensee and the Director of the Office of Technology Licensing of UFRF have signed this document within thirty (30) days of the Effective Date written on the first page of this Agreement.

14.2.   UFRF and Licensee hereby warrant and represent that the persons signing this Agreement have authority to execute this Agreement on behalf of the party for whom they have signed.

Section 15. United States Government Interests.

It is understood that the United States Government (through any of its agencies or otherwise) has funded research, Grant No. RO1 DE04529, during the course of or under which any of the inventions of the Licensed Patents were conceived or made. The United States Government is entitled, as a right, under the provisions of 35 U.S.C. '202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted to Licensee in this Agreement shall be subject to such right.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the dates indicated below.

UNIVERSITY OF FLORIDA RESEARCH FOUNDATION, INC.
/s/ Ronald M. Kudla	Date:August 4, 1998
Ronald M. Kudla, Ph.D., MBA Director, Office of Technology Licensing

OraGen, Inc.
By:	/s/ J.D. Hillman	Date: August 4, 1998
Name and Office:	J.D. Hillman, President

- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Reviewed by UFRF's Attorney:	Reviewed by Licensee's Attorney
____________________________________	_______________________________
(name typed)	(name typed)

(Neither attorney shall be deemed a signatory to this Agreement.)

UFRF Ref UF# 1276

APPENDIX B
DEVELOPMENT REPORT

When appropriate, indicate estimated start date and finish date for activities.

A.   Date Development Plan Initiated and Time Period Covered by this Report.

B.   Development Report (4-8 paragraphs).

1.   Activities completed since last report including the object and parameters of the development, when initiated, when completed and the results.

2.   Activities currently tinder investigation, i.e., ongoing activities including object and parameters of such activities, when initiated, and projected date of completion.

C.   Future Development Activities (4-8 paragraphs).

1.   Activities to be undertaken before next report including, but not limited to, the type and object of any studies conducted and their projected starting and completion dates.

2.   Estimated total development time remaining before a product will be commercialized.

D.   Changes to Initial Development Plan (2-4 paragraphs).

1.   Reasons for change.

2.   Variables that may cause additional changes.

E.   Items to be Provided if Applicable:

1.   Information relating to Licensed Products that has become publicly available, e.g., published articles, competing products, patents, etc.

2.   Development work being performed by third parties, other than Licensee, to include name of third party, reasons for use of third party, planned future uses of third parties including reasons why and type of work.

3.   Update of competitive information trends in industry, government compliance (if applicable) and market plan.

4.   Information and copies of relevant materials evidencing the status of any patent applications or other protection relating to Licensed Products or the Licensed Patents.

PLEASE SEND DEVELOPMENT REPORTS TO:

  University of Florida Research Foundation, Inc.
  Attn: Ronald M. Kudla, Director
  1938 W. University Avenue
  Gainesville, Florida 32603

APPENDIX C
UFRF ROYALTY REPORT
Licensee:	_______________________		Agreement No.:	________________________
Inventor:	_______________________		P#: P	________________________
Period Covered:	From:	___/___/199__	Through:	___/___/199__
Prepared By:	_______________________		Date:	________________________
Approved By:	_______________________		Date:	________________________

If license covers several major product lines, please prepare a separate report for each line. Then combine all product lines into a summary report.

Report Type:	[]	Single Product Line Report:		______________________________
	[]	Multiproduct Summary Report.		Page 1 of_____ Pages
	[]	Product Line Detail.	Line: _____	Trade name: ____________	Page:___
Report Currency:	[]	U.S. Dollars	[]	Other ________________________

Country	Gross Sales	Less: Allowances	Net Sales	Royalty Rate	Period Royalty Amount
					This Year	Last Year
U.S.A.
Canada
Europe:

Japan
Other:

TOTAL:

Total Royalty: _____________   Conversion Rate: ____________   Royalty in U.S. Dollars: $ _____________

The following royalty forecast is non-binding and for UFRF's internal planning purposes only:

Royalty Forecast Under This Agreement:	Next Quarter:	______	Q2:	______	Q3:	______	Q4:	_______

* On a separate page, please indicate the reasons for returns or other adjustments significant.